Exhibit 4.16

AGENCY AGREEMENT

June 15, 2004

ADB Systems International Ltd.
6725 Airport Road, Suite 201
Mississauga, Ontario L4V 1V2

Attention:	Jeffrey Lymburner
Chief Executive Officer

Dear Sirs/Mesdames:

First Associates Investments Inc. (the “Agent”) understands that ADB Systems International Ltd. (the “Company”) desires to issue and sell, in one or more closings, up to $5,000,000 principal amount of convertible notes (the “Convertible Notes”) of the Company (the “Offering”), having the terms described in Schedule “A” to this agreement.

The Company hereby appoints the Agent, and the Agent hereby agrees to act, as the Company’s exclusive agent in respect of the Offering to use its best efforts to offer for sale and obtain subscriptions for the Convertible Notes in the Qualifying Provinces in accordance with applicable Securities Laws; provided that the Agent will be under no obligation to purchase any of the Convertible Notes.

In consideration of the Agent’s services to be rendered in connection with the Offering, including (i) assisting in preparing documentation relating to the sale of the Convertible Notes; (ii) distributing the Convertible Notes, both directly and indirectly; (iii) performing administrative work in connection with the Offering; and (iv) all other services arising out of this agreement, the Company agrees to pay the Agency Fee (as hereinafter defined), and to issue the Compensation Options (as hereinafter defined) to the Agent at the Time of Closing.

The Company agrees that the Agent will be permitted to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) as their agents to assist in the Offering and that the Agent may determine the remuneration payable to such other dealers appointed by them, such remuneration to be payable by the Agent.

This offer is conditional upon and subject to the additional terms and conditions set forth below.

1.                                      Interpretation

1.1                                 Unless expressly provided otherwise, where used in this agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

“Agency Fee” means the commission payable to the Agent;

(a)                                  in respect of Protected List Purchases, 4% of the proceeds of the Protected List Purchases; and

(b)                                 in respect of all other purchases, excluding Protected List Purchases, 8% of the remaining aggregate proceeds of the Offering;

“Agent” shall have the meaning ascribed thereto in the first paragraph of this agreement;

“Applicable Securities Laws” means, collectively, the applicable securities laws of each of the Qualifying Provinces and the securities legislation of each other relevant jurisdiction and the respective regulations and rules made and forms prescribed thereunder together with all applicable published policy statements and blanket orders and rulings of the Securities Commissions and each other relevant securities regulatory authority;

“Business Day” means a day other than a Saturday, Sunday or statutory or banking holiday in the Province of Ontario;

“CCRA” means the Canada Customs and Revenue Agency;

“Closing Date” means the date on which the Offering is to be completed, as specified in Schedule “A” to this agreement;

“Common Shares” means the common shares in the capital of the Company;

“Company” shall have the meaning ascribed thereto in the first paragraph of this agreement;

“Company’s Information Record” means any statement contained in any press release, material change report, financial statements, annual information form, annual or interim report, proxy circular or other document of the Company which has been or is publicly disseminated by or with the consent of the Company, whether pursuant to any Applicable Securities Laws or otherwise;

“Compensation Options” means the compensation options (each a “Compensation Option”) of the Company to purchase Compensation Units issued to the Agent as follows:

(a)                                  such number of Compensation Units as is equal to 5.0% of the number of Units issuable upon full conversion of the Convertible Notes sold as Protected List Purchases; and

(b)                                 such number of Compensation Units as is equal to 10.0% of the number of Units issuable upon full conversion of the Convertible Notes sold to all other purchasers excluding the Convertible Notes sold as Protected List Purchases;

and each Compensation Option will be exercisable into one Compensation Unit at an exercise price of $0.31 per Compensation Unit at any time prior to 5:00 p.m. (Toronto time) on the second anniversary of the Closing Date.

“Compensation Option Certificate” means the option certificate to be executed by the Company evidencing the Compensation Options in form and substance satisfactory to the Company and the Agent;

“Compensation Unit Shares” means the Common Shares included in the Compensation Units;

“Compensation Units” means the units of securities of the Company issuable upon exercise of the Compensation Options, each such unit to be comprised of one Common Share and one-half of one Warrant;

“Compensation Unit Warrants” means the Warrants included in the Compensation Units;

“Compensation Warrant Shares” means the Common Shares to be issued to the Agent upon exercise of the Compensation Unit Warrants;

“Convertible Notes” shall have the meaning ascribed thereto in the first paragraph of this Agreement;

“Convertible Note Certificates” means the certificates to be executed by the Company evidencing the Convertible Notes in form and substance satisfactory to the Company and the Agent;

“due inquiry”, when used in relation to the Company, means after inquiries have been made of the appropriate officers, employees and directors of the Company who may reasonably be expected to have knowledge of facts which are material with respect to the fact in question;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest;

“Exchange” means the Toronto Stock Exchange;

“Exchange Approval” means the conditional approval of the Exchange to the Offering, as set forth in a letter dated June 3, 2004;

“including” means including without limitation and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Indemnified Party” shall have the meaning ascribed thereto in Section 9.1;

“material change” means a material change for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Company or its subsidiaries, that would reasonably be expected to have a significant effect on the market price or value of any of the Company’s securities and includes a decision to implement such a change made by the Company’s board of directors or by senior management of the Company who believe that confirmation of the decision by the board of directors is probable;

“material fact” means a material fact for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Company’s securities;

“misrepresentation” means a misrepresentation as defined under the Applicable Securities Laws or any of them or, where undefined under the Applicable Securities Laws of a jurisdiction, means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;

“MI 45-102” means Multilateral Instrument 45-102 – Resale of Securities;

“Offering” shall have the meaning ascribed thereto in the first paragraph of this agreement;

“Outstanding Convertible Securities” means all options (whether put or call options), including options granted or proposed to be granted to officers, directors, employees or consultants, share purchase or acquisition rights or warrants and other convertible securities outstanding as at the date of this agreement, whether issued pursuant to an established plan or otherwise;

“person” includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

“Protected List Purchases” means purchases of up to an aggregate of $1,000,000 of Convertible Notes by investors who are (i) residents of Norway; or (ii) insiders of the Company;

“Purchasers” means, collectively, each of the purchasers of the Convertible Notes under the Offering, including, if applicable, the Agent;

“Qualifying Provinces” means the provinces of British Columbia, Alberta, Ontario and such other provinces as the Agent and the company may agree upon;

“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the Qualifying Provinces and “Securities Commission” means a securities commission or other securities regulatory authority in any one Qualifying Province as the context may require;

“Selling Group” means, collectively, those registered dealers appointed by the Agent to assist in the Offering as contemplated in the fourth paragraph of this agreement;

“Subscription Agreements” means, collectively, the subscription agreements entered into between the Purchasers and the Company in respect of the Offering;

“Subsidiaries” means the subsidiaries (as such term is defined under the Securities Act (Ontario)) of the Company all as described in Schedule “B” of this agreement;

“Survival Limitation Date” means the second anniversary of the Closing Date;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time and all rules and regulations made pursuant thereto and any proposed amendments thereto;

“Time of Closing” means the time on the Closing Date at which the Offering is to be completed, as specified in Schedule “A” to this agreement;

“Underlying Compensation Securities” means the Compensation Unit Shares and Compensation Warrants comprising the Convertible Notes issuable upon exercise of the Compensation Options and the Compensation Warrant Shares;

“Units” means the units of securities of the Company issuable upon conversion of the Convertible Notes, each such unit (subject to adjustment in accordance with the terms of the Convertible Note Certificates) to be comprised of on Common Share and one-half of one Warrant;

“Unit Shares” means the Common Shares included in the Units;

“Warrants” means the Common Share purchase warrants to be included in the Units and Compensation Units, having the attributes described in Schedule “A” of this agreement;

“Warrant Certificates” means the warrant certificates issuable by the Company pursuant to the terms of the Convertibles Notes or the Compensation Option Certificate, as the case may be, evidencing the Warrants in form and substance satisfactory to the Company and the Agent; and

“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants included in the Units.

1.2                                 The division of this agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this agreement. In this agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

1.3                                 Any action or payment required or permitted to be taken or made hereunder on a day which is not a Business Day shall or may be, as the case may be, taken or made on the next succeeding Business Day with the same force and effect as if taken or made within the period for the taking or making of such action.

1.4                                 This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and time shall be of the essence hereof.

1.5                                 All amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.6                                 The following are the schedules attached to this agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule A	–	Details of the Offering
Schedule B	–	Details as to the Subsidiaries of the Company
Schedule C	–	Details as to Outstanding Convertible Securities
Schedule D	–	Detail as to the intellectual property of the Company
Schedule E	–	Terms for Purchasers and U.S. Persons
Schedule F	–	Permitted Encumbrances

2.                                      Nature Of Transaction

2.1                                 Each Purchaser who is resident in one of the Qualifying Provinces shall purchase under one or more “private placement” exemptions so that the purchases will be exempt from the prospectus requirements of the Applicable Securities Laws. Each other Purchaser shall purchase in accordance with such procedures as the Company and the Agent may mutually agree, acting reasonably, in order to fully comply with the Applicable Securities Laws. The Company hereby agrees to use its commercially reasonable efforts to secure compliance with all Applicable Securities Laws on a timely basis in connection with the distribution of the Convertible Notes to the Purchasers, including by filing within the periods stipulated under Applicable Securities Laws and at the Company’s expense all private placement forms required to be filed by the Company in connection with the Offering and paying all filing fees required to be paid in connection therewith so that the distribution of the Convertible Notes may lawfully occur in the Qualifying Provinces without the necessity of filing a prospectus (including so as to ensure that the requirements for a four month, from the Closing Date, “hold period” under MI 45-102 in respect of the Convertible Notes, Units and Warrant Shares are complied with by the Company).  The Agent agrees to assist the Company in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offering. The Agent will notify the Company with respect to the identity of each Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Company to secure compliance with all relevant regulatory requirements under Applicable Securities Laws relating to the sale of the Convertible Notes.

2.2                                 Any offering and sale of such Convertible Notes of a person resident in the United States should be in accordance with Schedule “E” to this agreement.

3.                                      Representations, Warranties and Covenants of the Agent

3.1                                 The Agent hereby represents, warrants and covenants with the Company that it (and will use its commercially reasonable best efforts to cause the members of the Selling Group to): (i) will conduct and has conducted activities in connection with arranging for the sale of the Convertible Notes in compliance with all Applicable Securities Laws; (ii) will not solicit and has not solicited offers to purchase or sell the Convertible Notes so as to require registration of, or filing of a prospectus, offering memorandum or similar disclosure document with respect to the Convertible Notes under the laws of any jurisdiction, including the United States and will not, without the consent of the Company or as otherwise contemplated in this agreement, solicit offers to purchase or sell the Convertible Notes in any jurisdiction outside of the Qualifying Provinces where the solicitation or sale of the Convertible Notes would result in any ongoing disclosure requirements in such jurisdiction or in any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale, or where the Company may be subject to liability in connection with the sale of the Convertible Notes which is materially more onerous than its liability under the Applicable Securities Laws in the Qualifying Provinces and any other applicable securities legislation to which it is subject as at the date of this agreement; (iii) will obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Company and to the Agent relating to the transactions herein contemplated, together with all documentation (including questionnaires, undertakings and documents required by the Exchange) as may be necessary in connection with subscriptions for Convertible Notes, as applicable, to ensure compliance with Applicable Securities Laws and Exchange Approval; (iv) will not provide, and has not provided to prospective purchasers an offering memorandum within the meaning of Applicable Securities Laws and will not advertise and has not advertised the Offering in (A) printed media of general and regular paid circulation, (B) radio, (C) television, or (D) telecommunication (including electronic display) and will not make or has not made use of any green sheet or other internal marketing document without the consent of the Company, such consent to be promptly considered and not to be unreasonably withheld; (v) holds all licenses and permits that are required for carrying on its activities as contemplated in this agreement; (vi)  it has good and sufficient right and authority to enter into this agreement and complete its transactions contemplated under this agreement on the terms and conditions set forth herein; (vii) it, and any member of the Selling Group is appropriately registered under applicable securities legislation so as to permit it to lawfully fulfil its obligations hereunder; (viii) it is a member in good standing with the Exchange; and (ix) it will not, in connection with the Offering, make any representation or warranty with respect to the Company or the Convertible Notes except as set forth in the Subscription Agreement to be entered into between the Purchasers and the Company or except as shall be expressly authorized in writing by the Company;

4.                                      Representations, Warranties and Covenants of the Company

4.1                                 The Company hereby represents, warrants and covenants to and with the Agent, for its own benefit and in trust for the benefit of the Purchasers, that:

4.1.1                     General Matters

(a)                                  as at the date hereof: (i) the authorized capital of the Company consists of an unlimited number of Common Shares; and (ii) the issued and outstanding capital of the Company consists solely of 61,849,192 Common Shares, all of which have been issued as fully paid and non-assessable;

(b)                                 the Company (i) has been duly organized and is validly existing and in good standing under laws of the Province of Ontario; (ii) has all requisite corporate power,

authority and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) will have all required corporate power and authority to create, issue, allot and sell, as the case may be, the Convertible Notes, the Unit Shares and Warrants, the Warrant Shares, the Compensation Options and the Underlying Compensation Securities at the time of their issuance, to enter into this agreement and the Subscription Agreements and to execute the Convertible Note Certificates, the Warrant Certificates and Compensation Option Certificate and to carry out the provisions of this agreement, the Subscription Agreements, the Convertible Note Certificates, the Warrant Certificates and the Compensation Option Certificate;

(c)                                  the ownership interest of the Company’s Subsidiaries is as set out in Schedule “B” hereto, with such ownership interest being free and clear of Encumbrances, except as otherwise noted in such Schedule and other than the Encumbrances represented by the registrations and the Encumbrances defined as Permitted Security Interests set out in Schedule “F”;

(d)                                 except for the Subsidiaries, the Company does not own and does not have any agreements of any nature to acquire, directly or indirectly, any securities, or other equity or proprietary interest in, any person and the Company does not have any agreements to acquire or lease any other business operations;

(e)                                  each of the Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of subsistence and (ii) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets;

(f)                                    the Company has not engaged in any “off balance sheet” or similar financing;

(g)                                 the Company and each of the Subsidiaries is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Time of Closing be valid, subsisting and in good standing, except in respect of matters which do not and will not result in any material adverse change to the business, business prospects or condition (actual or proposed, whether financial or otherwise) of the Company, taken as a whole, and except for the failure to be so qualified or the absence of any such licence, registration or qualification which does not and will not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(h)                                 attached as Schedule “C” to this agreement is a complete list of all Outstanding Convertible Securities of the Company and the Subsidiaries and, except as contemplated herein or under the terms of the securities listed in Schedule “C”, no person now has any agreement or option or right or privilege (whether by law, pre-emptive or contractual)

issued or capable of becoming an agreement for (i) the purchase, subscription or issuance of any unissued shares, securities or warrants of the Company or any Subsidiary; or (ii) the repurchase by or on behalf of the Company or any Subsidiary, of any issued and outstanding securities of the Company or any Subsidiary;

(i)                                     other than as disclosed in the Company’s management information circular dated May 11, 2004, and to the best of the Company’s knowledge, information and belief, after due inquiry, other than the constating documents of the Company (to the extent that they would constitute an agreement), no agreement exists among the shareholders of the Company in respect of the Company and no agreement will exist at the Time of Closing;

(j)                                     neither the Company nor any of the Subsidiaries has committed an act of bankruptcy or sought protection from its creditors from any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, as the case may be, taken any proceeding to have a receiver appointed of any part of its assets, had any person holding an Encumbrance (an “Encumbrancer”) or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it, and at the Time of Closing, neither the Company nor any of the Subsidiaries, will not be an insolvent person (as that term is defined in the Bankruptcy and Insolvency Act (Canada));

(k)                                  other than the Encumbrances represented by the registrations and the Encumbrances defined as Permitted Security Interests set out in Schedule “F” hereto, the Company and each of the Subsidiaries is the owner of all of its property and assets used by it in connection with its business, unless leased or licensed, in each case with good and marketable title thereto, free and clear of any Encumbrances and of any rights or privileges capable of becoming Encumbrances;

(l)                                     except as otherwise disclosed in the Company’s Information Record, neither the Company nor any of the Subsidiaries, is subject to any materially adverse liabilities or obligations, direct or indirect, accrued, absolute, contingent or otherwise;

(m)                               other than pursuant to written agreements, copies of which have been provided to the Agent or its counsel, neither the Company nor any of the Subsidiaries, has guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any person;

(n)                                 since December 31, 2003, except as disclosed in the Company’s Information Record and except as contemplated in this agreement, the Company and each of the Subsidiaries has carried on business in the ordinary course and there has not been:

(i)                                     any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise), business, business prospects, condition (financial or otherwise) or results of operations of the Company, taken as a whole, other than: (A)

the growth and expansion of the business of the Company and (B) those changes occurring in the ordinary course of business, none of which is (either singly or taken together) materially adverse;

(ii)                                  any material change in the capital stock or long-term debt of the Company, taken as a whole;

(iii)                               any material adverse change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Company, taken as a whole;

(iv)                              any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of the Company or any direct or indirect redemption, purchase or other acquisition of any shares; or

(v)                                 any change in accounting or tax practices followed by the Company;

(o)                                 there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Company or any of the Subsidiaries) pending or, to the best of the Company’s knowledge, information and belief, after due inquiry, threatened against or affecting the Company or any of the Subsidiaries (including any predecessor companies) at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign which in any way materially adversely affects the Company, taken as a whole, or the condition (financial or otherwise) of the Company, taken as a whole, or which questions the validity of the Convertible Notes or the issuance of the Unit Shares, Warrants, Warrant Shares or the Underlying Compensation Securities or any action taken or to be taken by the Company pursuant to or in connection with this agreement;

(p)                                 neither the Company nor any of the Subsidiaries is in default or in breach in any material respect of, and the execution and delivery of this agreement, the Subscription Agreements, the Convertible Note Certificates, the Warrant Certificates, the Compensation Option Certificate by the Company, the performance and compliance with the terms of such agreements and certificates and the issue and sale, as applicable, of the Convertible Notes and the Compensation Options by the Company will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Company or any material mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company or any Subsidiary is a party or by which any of them is bound or any judgment, decree, order, statute, rule or regulation applicable to it;

(q)                                 the Company is, and will at the Time of Closing be, a “reporting issuer” (or its equivalent), not in default, in the provinces of Ontario, Alberta and British Columbia and will use its commercially reasonable best efforts to maintain such status for a period from the date hereof up to and including the fourth anniversary of the Closing. In particular, without limiting the foregoing, the Company has at all times complied with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to the Company which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering constitute a material change;

(r)                                    no portion of the Company’s Information Record to the date hereof contained a misrepresentation as at its date of public dissemination (provided that the foregoing representation is not intended to extend to information and statements in reliance upon and in conformity with information furnished to the Company by or on behalf of the Agent specifically for use therein);

(s)                                  to the best of the Company’s knowledge, the auditors who audited the consolidated financial statements of the Company most recently delivered to the securityholders of the Company and delivered their report with respect thereto are a participating audit firm as required by National Instrument 52-108 – Auditor Oversight;

(t)                                    there has never been any reportable disagreement during the five year period preceding the date of this agreement (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) with the present or any former auditor of the Company;

(u)                                 the currently issued and outstanding Common Shares are listed and posted for trading on the Exchange and no order ceasing or suspending trading in any securities of the Company or prohibiting the issue and sale, as applicable, of the Convertible Notes, Warrants, Warrant Shares, Compensation Options or Underlying Compensation Securities or the trading of any of the Company’s issued securities has been issued and no proceedings for such purpose are pending or, to the best of the Company’s knowledge, information and belief, after due inquiry, threatened;

(v)                                 Equity Transfer Services Inc. has been duly appointed as the registrar and transfer agent for the Common Shares at its principal transfer office in the City of Toronto;

(w)                               the Company and each of the Subsidiaries has filed all federal, provincial, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that has been disclosed to the Agent and is currently being contested in good faith. The Company and each of the Subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under the applicable legislation;

(x)                                   the Company and each of the Subsidiaries has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Company or any of the Subsidiaries, except for taxes not yet due and there are no audits known by the Company or, to the best of the Company’s knowledge, information and belief, after due inquiry, to be pending, of the tax returns of the Company or any of the Subsidiaries (whether federal, provincial, local or foreign) and to the best of  the Company’s knowledge, information and belief, after due inquiry, there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(y)                                 none of CCRA or any provincial, state or foreign taxation authority has asserted or, to the best of the Company’s knowledge, information and belief, after due inquiry, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Company or any of the Subsidiaries filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(z)                                   the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(aa)                            neither the Company or any of the Subsidiaries nor, to the best of the Company’s knowledge, information and belief, after due inquiry, any other party is in default in the observance or performance of any material term or material obligation to be performed by any of them under any material contract to which the Company or any of the Subsidiaries is a party or otherwise bound and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(bb)                          the net proceeds of the Offering will be used in the manner specified in Schedule ”A” hereto;

(cc)                            this agreement, the Subscription Agreements, the Convertible Note Certificates, the Warrant Certificates, the Compensation Option Certificate and all other contracts and documentation required in connection with the issue and sale of the Convertible Notes and the Compensation Options and the distribution of the Unit Shares, Warrants, Warrant

Shares and Underlying Compensation Securities shall be, prior to the Closing Date, duly authorized, executed and delivered by the Company, and each when executed and delivered shall be a valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights generally, (ii) general equitable principles, or (iii) limitations under applicable law in respect of rights of indemnity, contribution and waiver of contribution;

(dd)                          the attributes of the Convertible Notes, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities will conform in all material respects with the description thereof in this agreement and the Subscription Agreements;

(ee)                            the forms of the certificates representing the Common Shares, the Convertible Notes, the Warrants and Compensation Options have been duly approved by the directors of the Company and the certificate representing the Common Shares complies with the provisions of the Business Corporations Act (Ontario) and, to the extent applicable, the rules and policies of the Exchange;

(ff)                                there is no person acting or purporting to act at the request of the Company, other than the Agent, who is entitled to any brokerage, agency or similar fee in connection with the transactions contemplated herein;

(gg)                          the Company and each of the Subsidiaries has its property and assets insured against loss or damage by insurable hazards or risks. Such insurance coverage is of a type and in an amount typical to the business in which the Company and its Subsidiaries operate as conducted by a reasonably prudent person, based on the advice of reputable insurance brokers consulted by the Company. Neither the Company nor any of its Subsidiaries has made any material claim on any policy of insurance or been refused any insurance coverage sought or applied for. The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage of the Company and each of the Subsidiaries as an when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(hh)                          except as disclosed in the Company’s Information Record and to the best of the Company’s knowledge, information and belief, after due inquiry, none of the directors or officers of the Company or any Subsidiary, any holder of more than 10% of any class of shares of the Company, or any associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of any of the foregoing persons, has any material interest, direct or indirect, in any material transaction or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Company;

(ii)                                  the Company will promptly notify the Agent in writing if, prior to the Time of Closing, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or fact relating solely to the Agent) or any event or development involving a prospective material change or a change in a material fact in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control, management or prospects of the Company;

(jj)                                  the Company will promptly notify the Agent in writing with full particulars of any such actual, anticipated, contemplated, threatened or prospective change or other matter referred to in the first preceding paragraph;

(kk)                            the Company will in good faith discuss with the Agent as promptly as possible any circumstance or event which is of such a nature that there is or ought to be consideration given as to whether there may be a material change or change in a material fact or other matter as described in the proceeding two paragraphs; and

neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has paid or will pay any commission or other remuneration, directly or indirectly for soliciting the exercise of the Warrants.

4.1.2                     Intellectual Property

(a)                                  for the purposes of this Section 4.1.2, “Intellectual Property” means the intellectual and industrial property specified in paragraphs (c) and (d) below and all Intellectual Property Rights therein, including works protected by the law of copyright, trade-marks, patents, inventions and discoveries, industrial designs, trade secrets, know-how and rights to information of a confidential nature;

(b)                                 for the purposes of this Section 4.1.2, “Intellectual Property Rights” means all intellectual and industrial property rights, including all rights to copyrights, trade-marks, patents, inventions and discoveries, industrial designs, design rights, trade secrets, know-how and rights to information of a confidential nature;

(c)                                  attached hereto as Part I of Schedule “D” is a complete and accurate list and particulars of all Intellectual Property owned by the Company or the Subsidiaries (the “Owned Intellectual Property”);

(d)                                 attached hereto as Part II of Schedule “D” is a complete list of all Intellectual Property which the Company and/or Subsidiaries have license to use but do not own, other than “off the shelf” software which is generally available to the public and has not been customized for use by the business of the Company or any of the Subsidiaries (the “Licensed Intellectual Property”), as well as a complete list of the agreements, licenses and consents under which the Company or the Subsidiaries have been granted the right to use the Licensed Intellectual Property.  To the best of the Company’s knowledge, information and belief, after due inquiry, all such agreements, licenses and consents are in full force and effect and neither the Company nor the Subsidiaries are in breach of any provisions thereof;

(e)                                  the Owned Intellectual Property and the Licensed Intellectual Property together comprise all Intellectual Property necessary to conduct the respective businesses of the Company and the Subsidiaries;

(f)                                    except as disclosed on the Company’s Information Record, the Company, directly or through the Subsidiaries, is the beneficial owner of the Owned Intellectual Property, free and clear of all Encumbrances (other than the Encumbrances represented by the registrations and the Encumbrances defined as Permitted Security Interests set out in Schedule “F” attached hereto), and is not a party to or bound by any contract, agreement, or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Owned Intellectual Property other than pursuant to the contracts, agreements or obligations set out in Schedule “D”.  Same as set out in Schedule “D”, no person has been granted any interest in or right to use all or any portion of the Owned Intellectual Property;

(g)                                 the Company is not aware of a claim of any infringement or breach of any Intellectual Property Rights of any other Person by the Company, nor has the Company or any of the Subsidiaries received any notice that the conduct of its business, including the use of the Owned Intellectual Property or the Licensed Intellectual Property, infringes upon or breaches any Intellectual Property Rights of any other Person.  To the best of the Company’s knowledge, information and belief, after due inquiry, the conduct of the respective businesses of the Company and the Subsidiaries does not infringe upon the Intellectual Property Rights or use in any unauthorized manner the intellectual property of any other Person.  To the best of Company’s knowledge, information and belief, after due inquiry, there has been no infringement or violation of any of its rights in the Owned Intellectual Property by any other Person.    The Company is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property Rights in the Owned Intellectual Property.  The Company has provided to the Agent true and complete copies of all contracts and amendments thereto that relate to the Owned Intellectual Property and Licensed Intellectual Property;

(h)                                 the Owned Intellectual Property is not, and to the best of the Company’s knowledge, information and belief, after due inquiry, will not be, the subject of any claims of opposition from any employees or contract staff of the Company or any of the Subsidiaries.  Except as disclosed in Schedule “D” to this Agreement, all Intellectual Property, developed by Persons employed by or under contract to the Company or any of the Subsidiaries and used or enjoyed in the business of the Company or any of the Subsidiaries, was developed in the normal course of the employee’s or contractor’s duties, and no claim for compensation under any applicable laws has been made or is pending.  The Company and each of the Subsidiaries has, or on and prior to the Time of Closing will have, entered into confidentiality agreements and agreements with regard to ownership of Intellectual Property with all current employees employed full-time or part-time within the business, and with all independent contractors who currently provide services (other than contract research) to the business; and

(i)                                     save as set out in Schedule “D”, no license has been granted to any third party in respect of any of the Owned Intellectual Property and to the best of the Company’s knowledge, information and belief, after due inquiry, there are no circumstances which could entitle a third party to call for such a license.

4.1.3                     Due Diligence Matters

(a)                                  Prior to the Closing Date, the Company shall allow the Agent to conduct all due diligence which they may reasonably require to conduct in respect of the Offering and if one or more visits to the offices of the Company is required, such visit(s) shall be made within normal business hours; and

(b)                                 the minute books and corporate records of the Company and the Subsidiaries made or to be made available to Goodman and Carr LLP or its local agent counsel in connection with the Agent’s due diligence investigations of the Company for the period from their respective dates of incorporation to the date of examination thereof, are the original minute books and records of the Company and the Subsidiaries or true copies thereof and contain copies of all proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of such companies and there have been no other proceedings of the shareholders, boards of directors or any committee of the boards of directors of such companies to the date of review of such corporate records and minute books not reflected in such minute books and corporate and other records other than those which have been disclosed to the Agent in writing and those which or not material in the context of the Company, taken as a whole.

4.1.4                     Employment Matters

(a)                                  The Company and each of the Subsidiaries is in all material respects in compliance with all applicable laws and regulations respecting employment and employment practices;

(b)                                 each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Company or any of the Subsidiaries for the benefit of any current or former director, officer, employee or consultant (the “Employee Plans”) has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. The Company does not and has not had any pension plan (as that term is defined in the Pension Benefits Act (Ontario));

(c)                                  all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the books and records of the Company and the Subsidiaries;

(d)                                 there has not been and there is not to the knowledge of the Company, after due inquiry, currently any labour trouble which is adversely effecting or could adversely effect, in a material manner, the carrying on of the business of the Company and the Subsidiaries; and

(e)                                  except as disclosed in the Company’s Information Record and to the best of the Company’s knowledge, information and belief, after due inquiry, neither the Company nor any of the Subsidiaries owes any monies to, nor has the Company or any of the Subsidiaries any present loans to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any person not dealing at “arm’s length” (as such term is defined in the Tax Act) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of its business. To the best of the Company’s knowledge information and belief, after due inquiry, except  usual employee or consulting arrangements made in the ordinary and normal course of business, neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any officer, director, employee, shareholder or any other person not dealing at arm’s length with it. To the best of the Company’s knowledge, information and belief, after due inquiry, no officer, director or employee of the Company or any of the Subsidiaries and no entity which is an affiliate or associate of one or more of the foregoing, owns, directly or indirectly, any interest in (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in, a business competitive with the Company which could materially adversely impact on the ability to duly and properly perform its services. To the knowledge of the Company, after due inquiry, no officer, director, employee or security holder of the Company or any of the Subsidiaries has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries in connection with its business except for claims in the ordinary and normal course of the business such as for accrued vacation pay or other amounts or matters which would not be material to the Company.

4.1.5                     Regulatory Matters

(a)                                  All necessary documents and proceedings have been or will be filed and taken and all other legal requirements have been or will be fulfilled under each of the Applicable Securities Laws in connection with the issuance and sale of the Convertible Notes, Units and Warrant Shares to the Purchasers and the Compensation Options and the Underlying Compensation Securities to the Agent.

5.                                      Covenants of the Company

The Company hereby covenants to and with the Agent on its own behalf and on behalf of the Purchasers as follows:

5.1                                 General Covenants

(a)                                  The Company will cause the Convertible Notes, Unit Shares, Warrants, the Warrant Shares, the Compensation Options and the Underlying Compensation Securities, to be duly and validly created and issued (in the case of all such securities other than the Warrants, the Compensation Options and the Compensation Warrants, as fully-paid and non-assessable);

(b)                                 the Company will accept or reject, in whole or in part, in its sole discretion Subscription Agreements with the Purchasers and, provided it shall not reject any Subscription Agreement unless the Company, acting reasonably, makes the determination that it is prudent to reject any such Subscription Agreement;

(c)                                  the Company will use its commercially reasonable best efforts to obtain the necessary regulatory consents from the Exchange for the issuance of the Convertible Notes and the Compensation Options, in each case on such conditions as are acceptable to the Agent and the Company, acting reasonably;

(d)                                 the Company will use its commercially reasonable best efforts to arrange for the listing and posting for trading of the Unit Shares, the Warrant Shares, the Compensation Unit Shares and the Compensation Warrant Shares on the Exchange as soon as possible following their issue;

(e)                                  the Company will comply with the applicable provisions of MI 45-102 such that the Purchasers resident in such jurisdictions where MI 45-102 is in force will be entitled to avail themselves of the four month from the Closing Date “hold period” in respect of the Convertible Notes, Unit Shares, Warrants and Warrant Shares in accordance with MI 45-102; and

(f)                                    the Company will not, directly or indirectly offer, issue, sell, contract to sell, announce an intention to sell, sell any option or contract to purchase, purchase any option or contract to sell any Common Shares or financial instruments convertible or exchangeable into Common Shares (other than for the issuance of options under the Company’s existing option plan and securities issued in connection with an arms’ length acquisition, merger, consolidation or amalgamation with any one or more corporations or for the issuance of Common Shares pursuant to any purchase warrants or Compensation Options existing on the date hereof) for a period ending 180 days after the Closing Date without the prior written consent of the Agent, such consent not to be unreasonably withheld;

6.                                      Conditions to Purchase Obligation

6.1                                 The following are conditions of the Agent’s and the Purchasers’ obligations to close the purchase of the Convertible Notes from the Company as contemplated hereby, which conditions the Company covenants to exercise its commercially reasonable efforts to have fulfilled at or prior to the Closing Date, which conditions may be waived in writing in whole or in part by the Agent on its own behalf and on behalf of the Purchasers:

(a)                                  the Company’s board of directors shall have authorized and approved this agreement, the forms of Subscription Agreements, Convertible Note Certificates, Warrant Certificates, Compensation Option Certificate and any other agreements or documents pursuant to which the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities are to be issued, the issuance of the Convertible Notes, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities and all matters relating to the foregoing;

(b)                                 the Company shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities in the Qualifying Provinces and the Exchange in connection with the Offering, on terms which are acceptable to the Company and the Agent, acting reasonably, on or prior to the Closing Date, it being understood that the Agent shall do all that is reasonably required to assist the Company to fulfil this condition;

(c)                                  the Unit Shares, Warrant Shares, Compensation Unit Shares and Compensation Warrant Shares shall have been conditionally accepted for listing and will, as soon as possible following their issue, be posted for trading on the Exchange (subject only to the usual conditions of the Exchange);

(d)                                 the Company shall deliver a certificate of the Company, signed on behalf of the Company, without personal liability, by a senior officer of the Company as may be acceptable to the Agent, acting reasonably, addressed to the Agent, its counsel and to the Purchasers and dated the Closing Date, in form and content satisfactory to the Agent’s counsel, acting reasonably, certifying that:

(i)                                     no order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and sale of the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options, Underlying Compensation Securities or any of the Company’s issued securities has been issued and no proceedings for such purpose are pending or, to the best of the knowledge, information and belief of such officers, after due inquiry, threatened;

(ii)                                  the representations and warranties of the Company contained in this agreement are true and correct at the Time of Closing, with the same force and effect as if made by the Company as at the Time of Closing, after giving effect to the transactions contemplated hereby; and

(iii)                               the Company has complied with all the covenants and satisfied all the terms and conditions of this agreement on its part to be complied with or satisfied at or prior to the Time of Closing which have not otherwise been waived pursuant to the terms of this agreement;

(e)                                  the Company shall have accepted the Subscription Agreements with the Purchasers and, unless the Company, acting reasonably, makes the determination that it is prudent to reject any such Subscription Agreement, the Company will accept each duly executed

Subscription Agreement accompanied by the required subscription funds submitted to the Company;

(f)                                    the Company will have caused a favourable legal opinion to be delivered by its counsel addressed to the Agent, its counsel and the Purchasers in the Qualifying Provinces with respect to such matters as the Agent may reasonably request relating to this transaction, acceptable in all reasonable respects to the Agent’s counsel, including to the effect that:

(i)                                     the Company is validly subsisting under the laws of the Province of Ontario and has all requisite corporate power, authority and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets;

(ii)                                  the Company has the corporate capacity and power to execute and deliver this agreement, the Subscription Agreements and any additional agreements or certificates relating to the issuance of the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities and to perform its obligations hereunder and thereunder;

(iii)                               this agreement, the Subscription Agreements and the other agreements, certificates or instruments pursuant to which the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities are to be issued have been duly authorized, and the Convertible Notes and Compensation Options have been duly executed and delivered by the Company and are legally binding upon the Company and enforceable in accordance with their respective terms (subject to the usual qualifications);

(iv)                              the Notes and the Compensation Options have been validly created and issued;

(v)                                 the Unit Shares, Warrants, Convertible Notes, Warrant Shares, and Underlying Compensation Securities have been reserved for issuance and when issued upon the right of conversion (including automatic conversion) or purchase, as the case may be, in accordance with the terms of the Convertible Note Certificates, Warrant Certificates and the Compensation Option Certificate, respectively, and upon receipt by the Company of the proper consideration therefor, and in the case of the Unit Shares, Convertible Notes, Warrant Shares, Compensation Unit Shares and Compensation Warrant Shares will be validly issued as fully paid and non- assessable;

(vi)                              the Exchange has conditionally approved the Units Shares, Warrants Shares, Compensation Unit Shares and Compensation Warrant Shares for listing, subject to the Corporation fulfilling all of the requirements of the Exchange as set out in the Exchange’s conditional approval letter dated June 3, 2004, and subject to the Exchange’s discretion to refuse to provide final acceptance for the subscription of a subscriber;

(vii)                           the execution and delivery of this agreement, the Subscription Agreements and the other agreements, certificates or instruments pursuant to which the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options and Underlying Compensation Securities are to be issued, the fulfilment of the terms hereof and thereof, the issue, sale and delivery at the Closing Date of the Convertible Notes and Compensation Options (and any securities issuable, directly or indirectly, thereunder) do not and will not result in a breach of and do not create a state of facts which after notice or lapse of time or both will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents of the Company;

(viii)                        the offering, sale and delivery by the Company of the Convertible Notes to the Purchasers and the Compensation Options to the Agent are exempt from the prospectus and registration requirements of the Applicable Securities Laws and no documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations obtained under the Applicable Securities Laws to permit such offering, sale and delivery, other than the filing of any private placement reports, fees or undertakings required to be filed under such laws;

(ix)                                the issue and delivery of the Unit Shares and Warrants upon due conversion of the Convertible Notes, the Warrant Shares and Compensation Warrant Shares upon due exercise of the Warrants, and the Compensation Unit Shares and Compensation Warrants upon due excise of the Compensation Options are exempt from the prospectus and registration requirements of the Applicable Securities Laws and no documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations obtained under the Applicable Securities Laws to permit such issue and delivery, other than the filing of any private placement reports, fees or undertakings required to be filed under such laws;

(x)                                   as to the first trade rights and restrictions relating to the Convertible Notes, Unit Shares, Warrants, Warrant Shares and Underlying Compensation Securities; and

(xi)                                as to such other legal matters which counsel for the Company and the Agent, acting reasonably, may agree upon.

In giving such opinions, counsel to the Company shall be entitled to rely where appropriate upon local counsel and shall be entitled as to matters of fact not within their knowledge to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy and shall be entitled to rely on certificates of such public officials and other persons as are necessary or appropriate.  The Company agrees, and the aforesaid legal opinion shall expressly provide, that the Agent may deliver copies of the opinion to each of the addressees thereof;

(g)                                 The directors and senior officers of the Company shall execute and deliver the special covenant addressed to the Agent set out in Appendix I of Schedule “A” to this agreement; and

(h)                                 the Agent shall have received such other certificates, statutory declarations, opinions, agreements and materials, in form and substance satisfactory to the Agent and its counsel, as the Agent or its counsel may reasonably request.

7.                                      Closing

7.1                                 The Offering will be completed at the offices of the Company’s legal counsel, Gowling Lafleur Henderson LLP, 40 King Street West, Toronto, Suite 5800, Ontario, M5H 3Z7 at the Time of Closing or such other place, date or time as may be mutually agreed to, provided that if the Company has not been able to comply with any of the covenants or conditions set out herein required to be complied with by the Time of Closing or such other date and time as may be mutually agreed to, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses in accordance with Section 11, indemnity in accordance with Section 9 and contribution in accordance with Section 10.

7.2                                 At the Time of Closing, the Company shall deliver to the Agent:

(a)                                  Convertible Note Certificates duly registered as the Agent may direct;

(b)                                 the Compensation Option Certificate duly registered as the Agent may direct;

(c)                                  the requisite legal opinions and certificates as contemplated above; and

(d)                                 such further documentation as may be contemplated herein or as counsel to the Agent or the applicable regulatory authorities may reasonably require,

against payment of the purchase price for the Convertible Notes by certified cheque, wire transfer or bank draft and delivery of the duly completed and executed Subscription Agreements and other documentation required to be provided by or on behalf of the Purchasers or the Agent pursuant to this agreement. The Company will, at the Time of Closing, and upon such payment of the purchase price, pay the Agency Fee to the Agent and reimburse the Agent for all of its reasonable estimated expenses as contemplated in Section 11 hereto incurred up to the Closing Date upon the delivery by it to the Company of one or more invoices therefor, subject to any adjustment when such actual expenses are finally determined in accordance with, and any limitations set out in, Section 11 hereof.

7.3                                 All terms and conditions of this agreement shall be construed as conditions and any breach or failure to comply with any such terms and conditions shall entitle the Agent to terminate its obligations (and that of the Purchasers to purchase the Convertible Notes) by written notice to that effect given to the Company prior to the Time of Closing. It is understood that the Agent may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions on behalf of themselves and the Purchasers without prejudice to their rights in respect of any such terms and conditions or any other subsequent breach or non-compliance, provided that to be binding on the Agent and the Purchasers, any such waiver or extension must be in writing.

8.                                      Termination of Purchase Obligation

8.1                                 Without limiting any of the foregoing provisions of this agreement, and in addition to any other remedies which may be available to it, the Agent (on its own behalf and on behalf of the Purchasers) shall be entitled, at its option, to terminate and cancel, without any liability, its obligations under this agreement and those of the Purchasers, by giving written notice to the Company at any time through to the Time of Closing, if:

(a)                                  the Agent, acting reasonably, is not satisfied in any reasonable respect with the results of its due diligence investigations carried out prior to the Time of Closing;

(b)                                 any order or ruling is issued, any inquiry, investigation or other proceeding (whether formal or informal) in relation to the Company or any of the Subsidiaries or any of their respective directors and officers is made, threatened or announced by any officer or official of any stock exchange, Securities Commission or other regulatory authority (other than an order based solely upon the activities or alleged activities of the Agent) or any law or regulation in a Qualifying Province is promulgated or changed which operates to prevent or restrict trading in or distribution of the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Compensation Options or Underlying Compensation Securities;

(c)                                  there should develop, occur or come into effect any incident of national or international consequence, any law, regulation or inquiry or any other event, action or occurrence of any nature whatsoever which, in the reasonable opinion of the Agent, materially and adversely affects or may materially and adversely affect the financial markets in Canada generally or the business, affairs or capital of the Company, taken as a whole;

(d)                                 there should occur any material change or change in a material fact which, in the reasonable opinion of the Agent, impacts materially and adversely on the marketability of the Convertible Notes;

(e)                                  the Company is in breach of any material term, condition or covenant of this agreement (which has not been waived, in writing, by the Agent) or any material representation or warranty given by the Company in this agreement becomes or is false (and such representation or warranty is not waived, in writing, by the Agent); or

(f)                                    if the Agent otherwise determines it would be unprofitable or impractical to offer or continue to offer the Convertible Notes;

the occurrence or non-occurrence of any of the foregoing events or circumstances to be determined in the sole discretion of the Agent, acting reasonably.

8.2                                 The Agent shall make reasonable efforts to give notice to the Company (in writing or by other means) of the occurrence of any of the events referred to in Section 8.1, provided that neither the giving nor the failure to give such notice shall in any way affect the Agent’s entitlement to exercise this right at any time through to the Time of Closing.

8.3                                 The Agent’s rights of termination contained in this section are in addition to any other rights or remedies it may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this agreement.

8.4                                 If the obligations of the Agent and the Purchasers are terminated under this agreement pursuant to the termination rights provided for in Section 8.1, the Company’s liabilities to the Agent and the Purchasers shall be limited to the Company’s obligations under the indemnity, contribution and expense provisions of Sections 9, 10, and 11, respectively, of this agreement.

9.                                      Indemnity

9.1                                 The Company hereby covenants and agrees to indemnify the Agent, and its directors, officers, shareholders, employees and agents (each being hereinafter referred to as an “Indemnified Party”), against all losses (other than a loss of profits), claims, actions, damages, liabilities, costs or expenses, joint or several, including reimbursement to the Agent upon demand of the aggregate amount paid in settlement of any actions, suits, proceedings or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise, caused or incurred by reason of:

(a)                                  the Indemnified Party having acted as agent of the Company in respect of the Offering (other than by reason of the negligence, wilful misconduct or bad faith of the Indemnified Party);

(b)                                 any statement (other than a statement relating solely to, and provided by, the Agent) contained in the Company’s Information Record which, at the time and in the light of the circumstances under which it was made, contains or is alleged to contain a misrepresentation;

(c)                                  the omission or alleged omission to state in any certificate of the Company delivered hereunder or pursuant hereto or in the Company’s Information Record any material fact (other than a material fact omitted in reliance upon information furnished to the Company by or on behalf of the Agent) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(d)                                 any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or other competent authority based upon any misrepresentation or alleged misrepresentation in the Company’s Information Record (other than a statement included in reliance upon information furnished to the Company by or on behalf of the Agent) which prevents or restricts the trading in the Convertible Notes, Unit Shares, Warrants, Warrant Shares, Underlying Compensation Securities or the distribution to the public, as the case may be, of the Convertible Notes, Unit Shares, Warrants or Warrant

Shares in any of the Qualifying Provinces or the distribution to the Agent of the Underlying Compensation Securities;

(e)                                  the Company not complying with any requirement of any Applicable Securities Laws or regulatory requirements (including any private placement filing or other requirements under any of the Applicable Securities Laws in connection with the Offering); or

(f)                                    any material breach of any representation or warranty of the Company contained herein or the failure of the Company to comply with any of its obligations hereunder.

9.2                                 If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Company pursuant to the provisions of Section 9.1 or if any potential claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Company in writing. If, through the fault of the Indemnified Party, the Company does not receive notice of any such action, claim or potential claim in time to contest effectively the determination of any liability susceptible of being contested, the Company shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any losses incurred by the Company which result from the Indemnified Party’s failure to give such notice on a timely basis. The Company shall be entitled but not obligated to participate in or assume the defence thereof, provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall be borne by the Indemnified Party if:

(a)                                  the employment thereof has been specifically authorized in writing by the Company;

(b)                                 the Indemnified Party has been advised by counsel, acting reasonably, in a written opinion setting out the reasons therefor, that representation of the Company and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; or

(c)                                  the Company has failed within a reasonable time after receipt of such written notice to assume the defense of such action or claim;

provided that the Company shall not be required to assume the fees and expenses of more than one additional counsel to the Indemnified Party. Neither party shall effect any settlement of any such action or claim or make any admission of liability or fact without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

9.3                                 To the extent that any Indemnified Party is not a party to this agreement, the Agent shall obtain and hold the right and benefit of the indemnity provisions hereof in trust for and on behalf of such Indemnified Party, entitled to enforce such provisions for its benefit and on behalf of such Indemnified Party.

10.                               Contribution

10.1                           In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, the Agent and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party) of the nature provided for above such that the Agent shall be responsible for that portion represented by the percentage that the portion of the Agency Fee paid by the Company to the Agent bears to the gross proceeds realized from the sale of the Convertible Notes, and the Company shall be responsible for the balance, provided that, in no event, shall the Agent be responsible for any amount in excess of the amount of the Agency Fee actually received by the Agent. In the event that the Company may be held to be entitled to contribution from the Agent under the provisions of any statute or law, the Company shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Agent is responsible, as determined above, and (ii) the amount of the Agency Fee actually received by the Agent. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section, except to the extent that such failure to notify jeopardizes the legal position of the party from whom contribution may be sought. The right to contribution provided in this section shall be in addition to, and not in derogation of, any other right to contribution which the Agent or the Company may have by statute or otherwise by law.

10.2                           The Company waives its right to recover contribution from the Agent or any other Indemnified Party with respect to any liability of the Company solely by reason of or arising out of any misrepresentation contained in the Company’s Information Record, other than a misrepresentation included in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Agent specifically for use therein.

11.                               Expenses

11.1                           Whether or not the Offering is completed, all expenses incurred from time to time in connection with the Offering (including the Agent’s reasonable out-of-pocket expenses which include those expenses incurred in connection with due diligence and marketing meetings) and the reasonable fees and disbursements of the Agent’s legal counsel (up to a maximum of $40,000, exclusive of disbursements) or incidental to the Offering and all matters in connection with the transactions herein, including the costs and filing fees with respect to the private placement of the Convertible Notes, costs associated with the listing and posting for trading on the Exchange of the

Unit Shares, the Warrant Shares, the Compensation Unit Shares and Compensation Warrant Shares, the cost of the registration and delivery of the Convertible Notes, Unit Shares, Warrant Certificates, Warrant Shares, the Compensation Option Certificates and the Underlying Compensation Securities and the fees and expenses of each of the Company’s auditors, counsel and local counsel shall be borne by the Company.  Subject to the foregoing, the Company shall also be responsible for any exigible Goods and Services Tax on the foregoing amounts. The Company covenants and agrees to fully reimburse the Agent from time to time for all such expenses within 5 business days from the receipt of one or more invoices.

12.                               Right of First Refusal

12.1                           Subject to meeting or exceeding the thresholds set out under Section 12.2 below, the Company hereby grants the Agent the right of first refusal to provide, for a period from completion of the Offering set out in Section 12.2 below, the following services to the Company and its Subsidiaries, if such services are required by the Company or the Subsidiaries:

(a)                                  services as lead manager or lead underwriter for all equity financings (whether private or public) conducted in Canada (and whether or not such financing is conducted entirely in Canada or is the Canadian portion of a financing that is also conducted in the United States or elsewhere); and

(b)                                 services as lead manager or lead underwriter for the Canadian tranche of any foreign-led equity financing.

12.2                           The period under which the Agent will have the right of first refusal will be:

(a)                                  one year if the aggregate gross proceeds raised in the Offering (the “Gross Proceeds”), other than those allocable to Protected List Purchases, are at least $1,000,000 but less than $2,000,000; and

(b)                                 two years if the Gross Proceeds, other than those allocable to Protected List Purchases, are at least $2,000,000.

12.3                           The rights of the Agent referred to in Section 12.1 hereof must be exercised by the Agent within a reasonable period of time, and in any event not later than the tenth Business Day after the Agent has been provided with written notice from the Company that such services are required, which notice shall set out, in reasonably sufficient detail, the services required and the proposed terms of such services.  If the Agent does not exercise such rights, the Company may retain a third party to provide such services but not on more favourable terms than those which were offered to the Agent.  Any more favourable terms of such services must first be offered to the Agent before being offered to a third party.  Further, if the Company engages the Agent pursuant to the provisions described in Section 12.1 hereof, or if the Agent is required to execute any documents relating to an offering, the Company and the Agent, as the case may be, shall enter into one or more agreements with respect to such events in a form satisfactory to the Company and the Agent, acting reasonably.

13.                               Survival of Warranties, Representations, Covenants and Agreements

13.1                           All warranties, representations, covenants and agreements of the Company herein contained or contained in documents submitted or required to be submitted pursuant to this agreement shall survive the purchase by the Purchasers of the Convertible Notes and shall continue in full force and effect (with respect to representations and warranties, as to their truth and accuracy as at the Time of Closing) for the benefit of the Purchasers for a period ending on the Survival Limitation Date.

14.                               General Contract Provisions

14.1                           Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

if to the Company:

ADB Systems International Ltd.
6725 Airport Road, Suite 201
Mississauga, Ontario  L4V 1V2

Attention:                 Jeffrey Lymburner
Telecopier Number:                (905) 672-7514

with a copy (which will not constitute notice) to:

Gowling Lafleur Henderson LLP
40 King Street West
Scotia Plaza, Suite 5800
Toronto, Ontario  M5H 3Z7

Attention:                 Jason A. Saltzman
Telecopier Number:                (416) 863-3479

or if to the Agent:

First Associates Investments Inc.
BCE Place
900 – 181 Bay Street
Toronto, Ontario  M5J 2T3

Attention:                 Howard Katz
Telecopier Number:                (416) 864-9151

with a copy (which will note constitute notice) to:

Goodman and Carr LLP
200 King Street West, Suite 2300
Toronto, Ontario M5H 3W5

Attention:                 Gary M. Litwack
Telecopier Number:                (416) 595-0567

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

14.2                           This agreement constitutes the entire agreement between the Agent and the Company relating to the subject matter hereof and supersedes all prior agreements between the Agent and the Company with respect to their respective rights and obligations in respect of the Offering.

14.3                           Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this agreement shall operate as a waiver of this provision.

14.4                           The parties hereto covenant and agree to sign such other documents, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every provision of it.

14.5                           Other than as otherwise provided herein, no party to this agreement may assign this agreement, any part hereof or its rights hereunder without the prior written consent of the other party.  Subject to the foregoing, this agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.6                           In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. If, in any judicial proceeding, any provision of this agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

14.7                           This agreement may be executed by telecopier and in one or more counterparts which, together, shall constitute an original copy hereof as of the date first noted above.

If this agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company, please communicate your acceptance by executing where indicated below and returning by telecopier one copy and returning by courier one originally executed copy to the Agent (Attention: Howard Katz).

Yours very truly,

FIRST ASSOCIATES INVESTMENTS INC.

Per:
Patrick Leung
Director, Investment Banking

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to and with effect as of the date first above written.

ADB SYSTEMS INTERNATIONAL LTD.

Per:
Mike Robb
Chief Financial Officer

SCHEDULE “A”

ADB SYSTEMS INTERNATIONAL LTD.

This is Schedule “A” to the Agency Agreement between ADB Systems International Ltd. and First Associates Investments Inc. made as of June 15, 2004.

Issue:

Up to $5,000,000 principal amount of Convertible Notes, to be issued by way of private placement exemptions from prospectus and registration requirements, subject to the receipt of any applicable regulatory and stock exchange approvals.

Issue Price:	The Convertible Notes will be issued at par in integral multiples of $1,000.

Convertible Notes:	The Convertible Notes will have the following material terms:

(a)

The Convertible Notes will bear interest at an annual rate of 7% of the principal amount of the Convertible Notes outstanding from time to time, payable on the earlier of the conversion of the Convertible Notes or the Maturity Date (as defined below).  Interest will continue to accrue until paid;

(b) The Convertible Notes will mature and be payable on the date that is the third anniversary of the Closing Date (the “Maturity Date”)

(c)

At any time up to and including the Maturity Date, all or any portion of the principal amount of the Convertible Notes outstanding from time to time will be convertible, at the option of the holder, provided that the holder complies with the notice provisions therefor, into units of securities of the Company (“Units”) at a conversion price of $0.31 per Unit (the “Conversion Price”), subject to adjustments for stock splits, consolidations, other capital reorganizations, extraordinary dividends or distributions;

(d)

Each Unit will consist of one common share in the capital of ADB (a “Common Share”) and one-half of one Common Share purchase warrant (a “Warrant”).  Each whole Warrant will entitle the holder to acquire one Common Share at an exercise price of $0.50 per share, and will be exercisable at any time prior to the fourth anniversary of the Closing Date; and

(e)

In the event that at any time from and after the first anniversary of the Closing Date the volume weighted average trading price of the Common Shares through its principal trading market for a 20 consecutive trading day period is $0.70 or more, all then outstanding Convertible Notes, including any accrued interest thereon, will be automatically converted into Units at the Conversion Price.

Use of Proceeds:	For working capital and general corporate purposes.

Security:	The Convertible Notes will provide general security over the Corporation’s assets.

Such security will be subordinate liabilities of the Corporation to current secured creditors.

Listing:	The Common Share component of the Units (and the Common Shares issuable upon exercise of the Warrants) will be listed on the TSX.

Commission:

8% of the gross proceeds of the Offering.  In addition, the Agent will receive an option, exercisable until the second anniversary of the Closing Date, to purchase that number of Units as is equal to 10% of the Units issuable upon full conversion of the Convertible Notes sold under the Offering, at an exercise price equal to the Conversion Price.

Closing Date:	On or about June 15, 2004. The Offering may be completed through one or more closings.

Closing Time:	2:00 p.m. (Toronto time) on the Closing Date.

APPENDIX I

SPECIAL COVENANT

TO:                            The Agent (as such term is defined in the above agreement)

Terms used below shall have the meaning ascribed thereto in the above agreement.

The undersigned severally covenant and agree that they will not, directly or indirectly offer, issue, sell, contract to sell, announce an intention to sell, sell any option or contract to purchase, purchase any option or contract to sell any Common Shares or financial instruments convertible or exchangeable into Common Shares (other than for the issuance of options under the Company’s existing option plan and securities issued in connection with an arms’ length acquisition, merger, consolidation or amalgamation with any one or more corporations or for the issuance of Common Shares pursuant to any purchase warrants or Compensation Options existing on the date hereof) for a period ending 180 days after the Closing Date without the prior written consent of the Agent, such consent not to be unreasonably withheld.

This special covenant may be signed by the directors and officers in as may counterparts as may be necessary, originally or by telecopier facsimile signature, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date first written below.

Dated as of the            day of June, 2004.

•	•

•	•

SCHEDULE “B”

DETAILS AS TO THE SUBSIDIARIES OF THE COMPANY

This is Schedule “B” to the Agency Agreement between ADB Systems International Ltd. and First Associates Investments Inc. made as of June 15, 2004.

Name of Subsidiary	Country of Incorporation	Ownership Interest

ADB Systemer AS	Norway	99.4%
ADB Systems International Limited	Ireland	100%
ADB Systems Limited	England	100%
Bid.Com (U.K.) Limited	England	100%
ADB Systems, Inc.	USA (Delaware)	100%
Bid.Com USA, Inc.	USA (Florida)	100%
Bid.Com International Inc.	Canada (Ontario)	100%
Bid.Com International Pty. Ltd.	Australia	100%
Internet Liquidators USA, Inc.	USA (Florida)	100%
ADB Systems USA, Inc.	USA (Delaware)	100%
GE Asset Manager LLC	USA (Delaware)	50%

SCHEDULE “C”

DETAILS AS TO THE OUTSTANDING CONVERTIBLE SECURITIES

This is Schedule “C” to the Agency Agreement between ADB Systems International Ltd. and First Associates Investments Inc. made as of June 15, 2004.

Secured Convertible Debt:

Series Number	Lender	Principal Outstanding	Maturity Date

D2	Chris Bulger	$20,000	31-Dec-04
D7	Jeff Lymburner	20,250	31-Dec-04
D11	Kenneth and Kelly Sparfel	20,000	31-Dec-04
	Total Series D	60,250

E2	Greenwich Growth Fund	75,000	19-Aug-06
E3	Janet Harop	25,000	19-Aug-06
E4	Christopher Harop	50,000	19-Aug-06
E5	Mike Robb	15,000	19-Aug-06
E6	Jim Moskos	35,000	19-Aug-06
E7	Paul Godin	50,000	19-Aug-06
E8	Arne Hellesto	200,000	19-Aug-06
	Total Series E	600,000

F	Stonestreet Limited Partnership	500,000	19-May-07

	Total Convertible Debt Outstanding	$1,010,250

Options:

As of June 11, 2004 there are 2,156,707 options issued to employees, directors and third parties that can be converted into common shares.

Warrants:

Holder	Warrant Number	Date Issued	Expiry Date	Number Issued

GE Capital	GE-02-1	13-Dec-02	5-Jan-05	250,000
GE Capital	GE-02-2	13-Dec-02	5-Jan-05	1,000,000
GE Capital	GE-02-3	13-Dec-02	5-Jan-05	750,000
				2,000,000

Stonestreet Associate	2002-1	25-Apr-02	25-Apr-05	50,000
				50,000

C. Bulger	Not applicable	To be issued	31-Dec-04	83,333
C. Dawson	W-D-9	21-Feb-03	31-Dec-04	104,167
M. & A. Lai	W-D-11	21-Feb-03	31-Dec-04	104,167
Lai Children’s Trust	W-D-10	21-Feb-03	31-Dec-04	104,167
R. Lymburner	W-D-7A	To be issued	31-Dec-04	84,375
A. Rowsome	W-D-8	3-Feb-03	31-Dec-04	62,500
K. & K. Sparfel	Not applicable	To be issued	31-Dec-04	83,333
Stonestreet Associate	W-02-01	30-Aug-02	31-Dec-04	150,000
				776,043

H. Schweizer	03-01	26-Jun-03	26-Jun-05	150,000
A. Hellesto	03-02	26-Jun-03	26-Jun-05	416,667
F. Jung	03-03	26-Jun-03	26-Jun-05	100,000
K. MacDonald	03-04	26-Jun-03	26-Jun-05	100,000
V. Konidis	03-05	26-Jun-03	26-Jun-05	100,000
P.Bacasalmasi	03-06	26-Jun-03	26-Jun-05	100,000
K. Prasad	03-07	26-Jun-03	26-Jun-05	322,916
Growlings Canada Inc.	03-08	26-Jun-03	26-Jun-05	693,092
B. Piva	03-09	26-Jun-03	26-Jun-05	83,333
Greenwhich Growth Fund	03-10	26-Jun-03	26-Jun-05	250,000
Strategy Capital Corp.	03-11	26-Jun-03	26-Jun-05	104,167
K. & K. Sparfel	03-12	26-Jun-03	26-Jun-05	83,333
C. Cimicata	03-13	26-Jun-03	26-Jun-05	208,333
J. Racanelli	03-14	26-Jun-03	26-Jun-05	20,833
				2,732,674

Stonestreet	Not applicable	To be issued	19-Aug-06	785,714
Greenwich Growth Fund	Not applicable	To be issued	19-Aug-06	107,143
J. Harrop	Not applicable	To be issued	19-Aug-06	35,714
C. Harrop	Not applicable	To be issued	19-Aug-06	71,429
M. Robb	Not applicable	To be issued	19-Aug-06	21,429
P. Godin	Not applicable	To be issued	19-Aug-06	71,429
J. Moskos	Not applicable	To be issued	19-Aug-06	50,000
A. Helesto	Not applicable	To be issued	19-Aug-06	285,714
Stonestreet Associate	Not applicable	To be issued	19-Aug-06	30,000
				1,458,571

Stonestreet	Not applicable	To be issued	19-May-07	806,452
				806,452
		GRAND TOTAL		7,823,740

SCHEDULE “D”

DETAILS AS TO THE INTELLECTUAL PROPERTY

This is Schedule “D” to the Agency Agreement between ADB Systems International Ltd. and First Associates Investments Inc. made as of June 15, 2004.

PART I – OWNED INTELLECTUAL PROPERTY

ADB has established Intellectual Property and Intellectual Property Rights through its software development activities and creation of on-line transaction processes.

Overview of software products

ADB Systems has developed an integrated series of software applications designed for asset lifecycle management.  These software applications include:

•                                          Dyn@mic Buyer, an on-line solution that helps organizations automate their tendering activities (e.g. reverse auctions, request for quotations/proposals) and reduce procurement costs.

•                                          ProcureMate, a web-based solution that allows organization to streamline the purchasing of maintenance, repairs and operating (MRO) supplies while reducing procurement costs.

•                                          WorkMate, a comprehensive enterprise asset management solution that allows organizations to automate and integrate maintenance management, materials management and procurement activities.

•                                          Dyn@mic Seller, a web-based sales solution that enables organizations to manage inventory and reduce surplus through the use of on-line auctions.

Overview of patents

ADB has also registered a number of patents, (issued and pending), with U.S. Patent Office relating to its on-line transaction processes.  These patents include:

PATENT PORTFOLIO SUMMARY
(Updated June 4, 2004)

FILING DATE	TYPE	SERIAL NO.	OUR FILE	TITLE (INVENTORS)	STATUS
July 11, 1996	CDN patent appln	2,180,995	08-886238CA	Computer Auction System (GODIN, Paul B.; LYMBURNER, Jeffrey)	Filed Reinstatement and Response to outstanding Office Action – December 18, 2003
August 26, 1996	US patent appln	5,890,138	08-886238US	Computer Auction System (GODIN, Paul B.; LYMBURNER, Jeffrey)`	Issued – March 30, 1999
March 9, 1999	US patent appln (Divisional)	6,266,652 B1 claimed priority from 5,890,138	08-886238US1	Computer Auction System (GODIN, Paul B.; LYMBURNER, Jeffrey)	Issued – July 24, 2001
February 22, 2001	US patent appln (continuation)	09/789,636	08-886238US2	Computer Auction System (GODIN, Paul B.; LYMBURNER, Jeffrey`	Abandoned on Instruction May 17, 2002

Overview of Trade Names and Trademarks

Trademarks or trade names which the Company owns include ADB™; PROCUREMATE™; WORKMATE™; BID BUDDY™; SEARCH BUDDY™: DYNAMIC BUYER™ and DYNAMIC SELLER™.

PART II – LICENSED INTELLECTUAL PROPERTY

Dyn@mic Buyer Technology Components

Dynamic Buyer was constructed on the Microsoft .Net platform and used the MS-SQL database engine. The related core IP includes XML parsers and translation components, user abstraction layers and specialized component factories.

Dyn@mic Seller Technology Components

Dynamic Seller was developed using the Microsoft COM+ and D-Com architectures and technologies. It utilizes MS-SQL as its database. The related core IP includes XML parsers and translation components, user abstraction layers and specialized component factories.

WorkMate Technology Components

The Workmate application is constructed using the Powerbuilder suite of development tools and using Oracle as the multi-platform database engine. The related IP includes integration engines, component class libraries and specialized OLAP reporting engines.

ProcureMate Technology components

Procuremate was created using the Microsoft Visual Studio suite of development tools. It utilizes Oracle as the multi-platform database engine. The related core IP includes XML parsers and translation components, user abstraction layers, Web Integration Engines and components, as well as specialized component factories.

PART III – RIGHTS GRANTED IN OWNED INTELLECTUAL PROPERTY

Patent License Agreement between NCR Corporation and ADB Systems International Inc. dated April 17, 2001.

ADB Systems International Inc. and the Brick – Loan Transaction Documents.

ADB License Agreement for Dynamic Buyer and Dynamic Seller between ADB Systems USA, Inc. and GE Asset Manager, LLC forming part of the Amended and Restated Operating Agreement between General Electric Capital Corporation and ADB Systems USA, Inc.

SCHEDULE “E”

TERMS FOR SALES TO U.S. PERSONS

This is Schedule “E” to the Agency Agreement between ADB Systems International Ltd. and First Associates Investments Inc. made as of June 15, 2004.

See attached.

SCHEDULE “F”

PERMITTED ENCUMBRANCES

“Permitted Security Interests” means with respect to any property or asset of any Person:

(a)                                  security interests for provincial or municipal taxes, charges, rates and assessments not yet due or, if due, the validity of which is being contested in good faith and security interests for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes as estimated and paid by such Person;

(b)                                 the security interests of any judgement rendered or claim filed against the Corporation or its property which it shall be contesting in good faith and in respect of which there shall have been deposited with an arms-length Person acceptable to the Registered Holder, acting reasonably, cash, security or a surety bond satisfactory to such arms-length Person in an amount sufficient to pay such judgement or claim;

(c)                                  defects or irregularities of title which do not in the aggregate materially impair the value of the property to which they related or interfere with the use of the property to which they relate for the purposes for which it is held by such Person;

(d)                                 pledges or deposits to secure payment of workers’ compensation, good faith deposits in connection with tenders, contracts (other than contracts for the repayment of moneys borrowed) or leases, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety or appeal bonds, and pledges or deposits for similar purposes in the ordinary course of business;

(e)                                  purchase money security interests;

(f)                                    security interests granted by the Corporation to secure indebtedness of the Corporation to any of the Holders of the Notes;

(g)                                 the security interests perfected by the registrations made under the PPSA and listed below; and

(h)                                 any other security interests accepted from time to time by the Holders of Notes representing a majority of the aggregate principal amounts then outstanding under all Notes in writing.

For the purposes of this Schedule “F”, the term “security interests” means any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), assignment, finance lease, title retention agreement or arrangement, security interest or other encumbrance or adverse claim of any nature, or any other security agreement or arrangement creating in favour of any creditor a right in respect of a particular property or asset.

Permitted PPSA Registrations

File Number:	084987306
Registration Number:	20021104151100439461
20021108165217583169
20030826182015316880
20040527145115302544

Debtor Name:	ADB Systems International Ltd.
Secured Party:	Jeff Lymburner

File Number:	888880464
Registration Number:	20021104144390654204
20021108165217583161
20030826182015316881
20040527145115302545

Debtor Name:	ADB Systems International Ltd.
Secured Party:	Christopher Bulger

File Number:	888880518
Registration Number:	20021104144390654209
20021108165217583166
20031021145615300346
20040527145115302546

Debtor Name:	ADB Systems International Ltd.
Secured Party:	Kenneth Sparfel, Kelly Sparfel

File Number:	881960004
Registration Number:	20020510181117159588
20030826092017152348

Debtor Name:	ADB Systems International Inc.
Secured Party:	Xerox Canada Ltd.

File Number:	897234246
Registration Number:	20030812145215303748
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Stonestreet Limited Partnership

File Number:	897234255
Registration Number:	20030812145215303749
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Greenwich Growth Fund Ltd.

File Number:	897592122
Registration Number:	20030825184115313987
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Canaccord Capital Corp.
ITF Janet Harrop A/C 133388S7
Description:	General Security Agreement

File Number:	897592131
Registration Number:	20030825184115313988
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Canaccord Capital Corp.
ITF Christopher Harrop A/C 133384S6
Description:	General Security Agreement

File Number:	897592149
Registration Number:	20030825184115313989
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Robb, Michael
Description:	General Security Agreement

File Number:	897592158
Registration Number:	20030825184115313990
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Mokos, James
Description:	General Security Agreement

File Number:	897592167
Registration Number:	20030825184115313991
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Gundyco ITF Paul Godin RRSP A/C 59121001-11
Description:	General Security Agreement

File Number:	897592176
Registration Number:	20030825184115313992
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Hellesto, Arne

Description:	General Security Agreement

File Number:	605431161
Registration Number:	20040512170314627442
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Stonestreet Limited Partnership
Description:

General Security Agreement with respect to $500,000 Principal Series F of secured convertible note issued by debtor to secured party, but which is to rank pari passu with the Permitted Security Interests, except in respect of (i) the Company’s world-wide account receivables and all proceeds therefrom; and (ii) the proceeds from the account receivables insurance policy No. GG1-27888 issued by Export Development Canada and St. Paul Guarantee Insurance Company, insuring 90% of value of the Receivables, for which the security interest of Stonestreet Limited Partnership referred to above is to rank in priority pursuant to a priority agreement dated June 15, 2004 by Stonestreet Limited Partnership and the Company in favour of the Holders of the Notes.